EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WHEELING ISLAND GAMING, INC. ANNOUNCES

FISCAL 2005 OPERATING RESULTS

WHEELING, W.Va (March 31, 2006) — Wheeling Island Gaming, Inc. announced today that the company’s audited financial results for the fiscal year ended December 31, 2005 reflect operating revenues of $116.9 million, representing a decrease of $2.5 million, or a 2.1% decrease over the prior year.

Gaming revenues, which represent 82.4% of total revenues, were $96.4 million, a decrease of $4.0 million, or 4.0% from 2004.  The decrease in gaming revenues was due primarily to the January 2005 flooding of the Ohio River which closed the gaming facility for three days and a portion of another day, increased competition from limited video lottery machines in the immediate market area and a legislative change enacted in July 2005 that lowered the company’s share of net terminal income. The decrease in gaming revenue occurred despite the closure of the gaming facility for four days and portions of two other days as a result of the flooding of the Ohio River in September 2004.

The company’s operating income for the year was $38.1 million, a decrease of $2.4 million over the prior year.  The decrease in income from operations was primarily due to the $2.5 million decrease in revenues offset partially by a $0.1 million decrease in operating expenses resulting primarily from the recording of $1.9 million of business interruption insurance proceeds as an operating expense credit.   Operating expenses for

the year, excluding the business interruption insurance proceeds credit were $80.7 million, an increase of $1.8 million over the prior year. Such increase was due to higher food and beverage costs related to the newly refurbished buffet and higher marketing costs.

Net income for the year was $16.9 million, representing an increase of $2.9 million over the prior year.  The higher net income is primarily the result of $1.9 million of net casualty loss recoveries in 2005 as compared to a $4.3 million casualty loss in 2004 and a $0.4 million decrease in interest expense offset by the decrease in operating income of $2.4 million and $1.5 million of higher income taxes.

The company defines EBITDA as net income before interest, taxes, depreciation and amortization. EDITDA is non-GAAP. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

EBITDA was $51.3 million for 2005, representing an increase of $3.7 million, or 7.7% over 2004. The $3.7 million increase is primarily due to the receipt of net casualty loss recoveries of $1.9 million in 2005 as compared to $4.3 million of  casualty losses in 2004 resulting from flood damages to Wheeling Island’s gaming and racing facilities, offset partially by a $2.5 million decrease in operating revenues in 2005 as compared to the prior year.

As of December 31, 2005, Wheeling Island Gaming had $134.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $9 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-K with the Securities and Exchange Commission.  The Form 10-K includes the audited financial results of the company and related footnotes for fiscal year ended December 31, 2005.  The Form 10-K was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, Delaware North

Companies Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden and the Delta Queen Steamboat Company. Delaware North Companies, Inc. is one of the largest privately held companies in the United States with revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

EBITDA — NON-GAAP MEASURES

($000’s Omitted)

	Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004
Cash Provided by Operating Activities	$27,134	$34,479
Deduct changes in other assets and liabilities	1,103	(10,487)
Deduct other non-cash adjustments	(78)	(331)
Add interest expense excluding amortization of debt issuance costs	13,129	13,500
Add current federal tax expense	10,000	10,449
EBITDA*	$51,288	$47,610

*      EBITDA means earnings before interest, taxes, depreciation and amortization.